UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

CURRENT REPORT
 Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 29, 2013

CALVIN B. TAYLOR BANKSHARES, INC.
(Exact name of registrant as specified in its charter)

Maryland	000-50047	52-1948274
(State of incorporation)	(Commission file number)	(IRS Employer Identification No.)

24 North Main Street, Berlin, Maryland 21811
Address of principal executive offices

(410) 641-1700
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 29, 2013, Calvin B. Taylor Bankshares, Inc. (the "Company”) and its wholly-owned subsidiary, Calvin B. Taylor Banking Company of Berlin, Maryland (the “Bank”) announced the following departure and appointments of certain officers.  William H. Mitchell will retire as Vice President of the Company and Executive Vice President and Chief Operating Officer of the Bank effective September 30, 2013.  Mr. Mitchell will remain as a director of the Company and the Bank but will no longer serve as a member of the Executive Committee of the Board of Directors of the Bank.

D. Kenneth Bates was appointed Vice President of the Company succeeding Mr. Mitchell in this position.  Mr. Bates, age 60, is currently Senior Vice President and the Senior Loan Officer of the Bank.  Mr. Bates has been employed by the Bank since 1991 serving as Vice President and Loan Officer from 2000 to 2010 at which time he was promoted to Senior Vice President and Senior Loan Officer.

Tina B. Kolarik was appointed Secretary of the Company succeeding Mr. Bates in this position.  Ms. Kolarik has also been appointed as the Operations Officer of the Bank effective October 1, 2013.  Ms. Kolarik, age 53, is currently Senior Vice President and Regional Manager of the Bank.  Ms. Kolarik has been employed by the Bank since 1981 serving as Senior Vice President and Regional Manager since 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Calvin B. Taylor Bankshares, Inc.

Date:	September 3, 2013	By:	/s/Raymond M. Thompson

Raymond M. Thompson
President & Chief Executive Officer